EXHIBIT 99.1

NeoStem Acquires Amorcyte, a Clinical Stage Cardiovascular Disease Cell Therapy Company

NEW YORK, Oct. 17, 2011 -- NeoStem, Inc. (NYSE Amex: NBS) ("NeoStem" or the "Company"), an international biopharmaceutical company with a focus on cell-based therapeutic development, and Amorcyte Inc., a development stage cell therapy company focusing on novel treatments for cardiovascular disease, announced today the closing of their previously announced merger transaction following approval by the shareholders of both companies on October 14, 2011.  NeoStem, which closed on a financing raising $16.5 million in gross proceeds on July 22, 2011, intends to initiate, no later than the first quarter of 2012, a Phase 2 clinical trial for Amorcyte's lead product candidate, AMR-001, for the treatment of acute myocardial infarction (AMI) .

Pursuant to the terms of the Merger Agreement, NeoStem (i) issued 5,843,483 shares as the base stock consideration; (ii) will issue up to 4,092,768 shares of common stock upon the achievement of certain specified business milestones; (iii) issued warrants to purchase 1,881,008 shares of common stock exercisable over a seven year period at a price of $1.466 per share; and (iv) upon the successful commercialization of AMR-001 will pay certain earn out payments on sales.  The shares of common stock issued and underlying the warrants are subject to certain transfer restrictions.

Of the approximately 800,000 Americans who suffer an AMI each year, approximately 20%, or 160,000 patients, remain at risk for progressive deterioration in heart muscle function and, as a consequence, increased risk for future major adverse cardiac events. AMR-001 targets treatment of this unmet medical need.

AMR-001 is an autologous, bone marrow-derived, pharmaceutical grade cell-based product that uses a cell population enriched for CD34+CXCR4+ cells. Studies have shown that these cells act as a natural repair mechanism, releasing from bone marrow and traveling to the damaged region of the heart following an AMI. Treatment with  AMR-001 involves infusion of an active population of these cells directly into a patient’s heart via an intra-coronary catheter six to eleven days after an AMI (i.e., after the “hot” or inflammatory phase) and as such complements the body’s natural rescue mechanism for those cells that face hypoxic stress (i.e., oxygen deprivation) as a result of an increased workload.

NeoStem believes AMR-001 stands alone in its ability to claim all of the following attributes:

•	a confirmed mechanism of action
•	access to a cGMP (current good manufacturing practices) facility
•	an established dose that exceeds the threshold for biological activity
•
use of autologous cells that have no risk of rejection and are capable of integrating and providing local support, potentially for a prolonged period of time as demonstrated in pre-clinical animal experiments

•	cells that are not expanded, thereby eliminating the potential concerns associated with such expansion,and
•	an issued patent with composition of matter, methods and processes claims with long remaining life.

"We are very much encouraged by the Phase 1 trial results and look forward to moving AMR-001 forward toward commercialization through NeoStem," said Dr. Andrew L. Pecora, Chief Medical Officer of NeoStem and Chief Scientific Officer of Amorcyte. "Through NeoStem's preclinical VSELTM (very small embryonic-like stem cell) platform, the Phase 1-ready autoimmune disease product candidates of its Athelos subsidiary, and now through AMR-001, NeoStem seeks to fulfill the promise that an individual's own cells hold the potential to both heal and transform the way medicine is delivered."

Dr. Robin L. Smith, Chairman and CEO of NeoStem said, "The closing of our acquisition of Amorcyte represents a leap forward for NeoStem into clinical development and the furtherance of our mission to develop a product portfolio of cell therapy products that leverage the body’s natural abilities to heal and fight disease. We believe that AMR-001 bridges the gap between cell therapy’s roots in bone marrow transplantation and cell therapies of the future. ”

About NeoStem, Inc.

NeoStem is a leader in the development and manufacturing of cell therapies. The Company's strategic combination of revenues with manufacturing through its subsidiary, Progenitor Cell Therapy, LLC and global reach has positioned the company for advances in the cell therapy industry. The acquisition of Amorcyte, Inc. positions NeoStem to achieve its mission of capturing the paradigm shift to cell therapy. NeoStem is also pursuing a T-cell therapeutic with potential in a range of auto-immune conditions and development of its VSEL™ Technology platform. For more information on NeoStem, please visit www.neostem.com.

About Amorcyte

Amorcyte develops cell therapy products to treat cardiovascular disease. Its lead product, AMR–001, for the prevention of major adverse cardiac events following acute myocardial infarction (AMI), has completed Phase 1 clinical trials demonstrating feasibility, safety and biologic activity at a threshold dose. This is the first stem cell trial in AMI ever conducted that has prospectively established a significant relationship between dose and effect. Amorcyte was founded by Andrew Pecora, M.D., Chief Innovations Officer, Professor and Vice President of Cancer Services at the John Theurer Cancer Center at Hackensack University Cancer Center, with initial investment by Novitas Capital and Colt Ventures. For more information, please visit: www.amorcyte.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's successful development of cell therapeutics, as well as the future of the cell therapeutics industry. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its prospectus supplement filed on September 30, 2011. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

For more information, please contact:

NeoStem, Inc.
Robin Smith, CEO
Phone: +1-212-584-4174
Email: rsmith@neostem.com
Web:   http://www.neostem.com